FIRST AMENDMENT

TO  EQUITY CREDIT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) dated as of January  23, 2013 to that certain Equity Credit Agreement, dated as of August 24, 2011 (the “Agreement”), by and between ECLIPSE ADVISORS, LLC (“Investor”) and PROTEXT MOBILITY, INC. , a corporation organized and existing under the laws of the State of Delaware (the "Company"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Amendment, the parties hereto, intending to be legally bound, hereby agree, effective as of the date hereof, as follows:

1.

Section 2.3 of the Agreement is deleted in its entirety and is amended to read as follows:

Section 2.3

Closings. Prior to submitting a Put Notice the Company shall cause the Company’s Transfer Agent, subject to the applicable provisions of Article VIII hereof, to electronically transmit, by crediting the account of the Investor's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system, and provide proof satisfactory to the Investor of such delivery, the number of shares of Common Stock equal to 4.99% of the number shares of Common Stock Outstanding (the “Delivered Shares”). On each Closing Date, the Investor shall deliver the Investment Amount specified in the Put Notice by wire transfer of immediately available funds to an account designated by the Company. In the event that the number of Delivered Shares exceeds the number of Put Shares, then within three (3) Trading Days following the Company’s written request, the Investor shall deliver such excess number of shares of Common Stock to the Company. In the event that the number of Put Shares exceeds the number of Delivered Shares, then the Company shall deliver such excess number of shares of Common Stock to the Investor in the manner set forth in the first sentence of this Section 2.3 on the Closing Date. In addition, on or prior to such Closing Date, each of the Company and Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

2.

Except as expressly amended hereby, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties hereto.

3.

This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Investment Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

PROTEXT MOBILITY, INC.

By: /s/ Peter Charles

Name: Peter Charles

Title: Principal Executive Officer

ECLIPSE ADVISORS, LLC

By: /s/ Barry Patterson

Name: Barry Patterson

Title: President and Chief Executive

                                                                                                          Officer